Exhibit 10.12.1
Dated 4th day of December 2009
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SUBSCRIPTION AGREEMENT
FOR CLASS G PREFERENCE SHARES IN REDGATE MEDIA GROUP
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K&L GATES LLP
35th Floor, Two International Finance Centre, 8 Finance Street
Hong Kong, Central
Tel: +852.2230.3500
Fax: +852.2511.9515

SUBSCRIPTION AGREEMENT
DATE: December 4, 2009
PARTIES:
(1)	Redgate Media Group, a company incorporated under the laws of the Cayman Islands and having its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies (“Company”); and

(2)	Those persons and entities listed on Schedule 5 (together “Investors” and each an “Investor”), each a “Party” and together “Parties.”
BACKGROUND
(A)	The Company is a company incorporated under the laws of the Cayman Islands and is carrying on the Business (as is defined below); and

(B)	Each Investor has agreed to subscribe for shares in the Company and the Company has agreed to issue the shares to each Investor on the terms set out in this Agreement.
OPERATIVE PROVISIONS
1.	DEFINITIONS
1.1	In this Agreement, the following words and expressions shall have the following meanings:

“Act”	- The United States Securities Act of 1933, as amended.

“Amended Articles”	- The Memorandum & Articles of Association, as amended by an amendment to the Memorandum & Articles of Association in the form set out at Schedule 1.

“Fourth Amendment Agreement”	- An agreement amending the Shareholders Agreement so as to permit the subscription by the Investor herein in the form set out at Schedule 3.

“Board”	- A duly constituted meeting of the Directors of the Company at which a quorum shall be present.

“Business”	- The holding company for a group of companies carrying on magazine, newspaper, television, radio and other advertising and media related investments and management businesses in Hong Kong and the People’s Republic of China.

“Company Warranties”	- All those representations, covenants and warranties of the Company as set out in Clause 4.1.

“Completion”	- Completion of the transaction herein on the Completion Date.

“Completion Date”	4 December 2009 or such other date as further determined in accordance with Clause 3.2.1.

“Director”	- Any director of the Company from time to time.

“Investors’ Shares”	- 33,112.59 Class G Preference Shares, to be issued as per Schedule 5 to the Investors identified on Schedule 5 and up to an additional 17,829.86 Class G Preference Shares to be issued to additional investors not later than December 31, 2011.

“Shareholders”	- All or any of the shareholders of the Company from time to time.

“Shareholders’ Agreement”	- A shareholders’ agreement dated as of 17 September 2004 between all of the then Shareholders and the Company as amended both by a letter of agreement dated 12 September 2007, a Second Amendment Agreement dated 30 November 2007, a Third Amendment Agreement dated 20 June, 2008, and by the Fourth Amendment Agreement attached as Schedule 2.

“Shares”	- All or any of the shares in the issued share capital of the Company from time to time.
1.2	For the purposes of interpretation of the provisions herein:
(a)	words importing the singular shall include the plural and vice versa and any words importing the masculine gender shall include the feminine and neuter gender;

(b)	where any provision contains the expression “and/or” then this shall mean that the relevant provision may apply to either or both of the Parties or all or any of the matters that such expression shall connect;

(c)	any reference to a clause number shall, unless the context requires otherwise, mean the relevant clause in this Agreement.

(d)	headings are inserted for ease of reference only and, save where referred to otherwise, shall not form part of the terms of this Agreement; and

(e)	any word or term defined at any point in this Agreement shall bear a like meaning throughout this Agreement;
2.	NATURE OF THE COMPANY
2.1	The Company was incorporated on 8th January 2003 to carry on the Business.

2.2	The Company has an authorized share capital of US$947,368.80 divided into the following Shares of US$0.10 each:

9,205,490 Common Shares;

36,627 Class A Preference Shares;

50,000 Class B Preference Shares;

74,510 Class C Preference Shares;

27,938 Class D Preference Shares;

41,082 Class E Preference Shares; and

38,041 Class F Preference Shares.

2.3	The Company has an issued share capital of US$43,666.26 divided into the following Shares of US$0.10 each:

194,367.41 Common Shares;

36,626.73 Class A Preference Shares;

50,000 Class B Preference Shares;

74,506.22 Class C Preference Shares;

19,020.27 Class D Preference Shares;

24,101.02 Class E Preference Shares;

38,041 Class F Preference Shares.

2.4	Zhu Ying and Peter Bush Brack are currently the only directors of the Company.

3.	INVESTMENT
3.1	Authorization. As of the Completion Date, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 50,942.44 Class G Preference Shares, having the rights, preferences, privileges and restrictions as set forth herein and in the Amended Articles and the Shareholders’ Agreement.

3.2	Before the Completion Date and as conditions for completion herein:
3.2.1	the Company shall procure that a meeting of the Board (and/or shareholders as may be required by the relevant laws and regulations applicable to the Company) is held at which the following issues shall be resolved:
(i)	the reclassification of the share capital of the Company so as to:
•	permit the issuance of Class G Preference Shares as provided for herein; and

•	amend the authorized share capital of the Company so that the authorized share capital shall comprise:
•	9,205,490 Common Shares

•	36,627 Class A Preference Shares

•	50,000 Class B Preference Shares

•	74,510 Class C Preference Shares

•	27,938 Class D Preference Shares

•	41,082 Class E Preference Shares

38,041 Class F Preference Shares

72,339 Class G Preference Shares;
(ii)	the adoption of the Amended Articles;

(iii)	the approval of the issue of the Investors’ Shares;

(iv)	the issuance of a share certificate to the Investors for the Investors’ Shares subject to Clause 3.5; and

(v)	the execution of this Agreement, the Fourth Amendment Agreement and all documents contemplated herein.

provided that if the Company is unable to obtain the necessary approvals pursuant to Clause 3.2.1 on or before 30 November 2009 then it may defer the Completion Date by notice in writing to the Investors to a date not later than December 31, 2009.
3.2.2	each Investor shall execute its application form for such Investors’ Shares.
3.3	On the Completion Date:
3.3.1	the Company shall deliver to each Investor:

(i)	a certified copy of the resolution of the Board approving the execution and delivery by the Company of this Agreement;

(ii)	a certified copy of the resolutions referred to at Clause 3.2.1; and

(iii)	the share certificate for each Investors’ Shares subject to the terms of Clause 3.5.
3.3.2	the Company shall execute and procure that all Shareholders other than the Investors execute the Fourth Amendment Agreement and any necessary waivers of preemption rights or rights of first refusal with respect to the Class G Preference Shares to be issued to the Investor.

3.3.3	such Investors shall respectively:
(i)	determine the allocation of the Investors’ Shares, if applicable, and append that information to this document in the form of Schedule 5;

(ii)	pay to the Company the respective sums for the Investors’ Shares as set forth on Schedule 5 to this Agreement in United States dollars, by wire transfer to an account designated by the Company;

(iii)	execute the Fourth Amendment Agreement; and

(iv)	deliver to the Company a certified copy of board minutes, as applicable, authorizing the execution hereof and such other certificates and documents that the Company may reasonably request.
3.4	This Agreement shall not be completed unless and until all the conditions set out in the foregoing provisions of this Clause 3 shall have been fully satisfied.

3.5	The Investors shall complete all forms of application and other procedures as shall be required by the authorities in the Cayman Islands in connection with the issuance of the Investors’ Shares. There are, to the best of the knowledge of the Company, no particular, personal or special restriction or impediment against the issuance of the Share Certificates to the Investors or against their respective participation in the Company based on the Investors representations as contained in Art. 4.4. herein. Upon completion of the same, the Company shall issue share certificates for the respective Investors’ Shares to the Investors.

3.6	The Company may issue up to an additional 17,829.86 Class G Preference Shares by no later than December 31, 2011 (the “Additional Completion Date”) to such persons and entities as chosen by the Company. The Company and the investors (“New Investors”) purchasing Class G Preference Shares at such Additional Completion Date will execute joinder agreements to this Agreement and Fourth Amendment Agreement, and such New Investors will, upon delivery to the Company of such joinder agreements, become parties to, and bound by, this Agreement and the Fourth Amendment Agreement as if they had been Investors at the Completion Date. Immediately after the Additional Completion Date, Schedule 5 to this Agreement will be amended to list the New Investors purchasing shares of Class G Preference Shares hereunder and the number of shares of Class G Preference Shares purchased by each of them under this Agreement at the Additional

Completion Date. Upon the completion of the Additional Completion Date as provided in this Section 3, and payment of the purchase price by the New Investors and receipt by terms of a share certificate by the Company, each New Investor will be deemed to be an “Investor” for all purposes of this Agreement.

3.7	The Shares may only be sold to the Company and not to any other third party (including on the market) during the180 day period following the date of the IPO (the “Lockup Period”). After the Lockup Period the Investors may sell the shares on the public market. The Company shall on the date it receives a written request from such Investor to purchase such Investor’s Shares (the “Notice”), purchase such shares for the average fair market trading price on the day it receives such Notice. Each Investor may only exercise this right once during the Lockup Period. For the purposes of this Agreement, the term “IPO” means the underwritten public offering of the Common Shares of the Company, where the gross proceeds to the Company are no less than $40,000,000 with a minimum market capitalization attributable to the Company of $140,000,000.
4.	WARRANTIES AND ACKNOWLEDGEMENTS
4.1	The Company warrants that it has been duly organized and is validly existing and in good standing under the laws of the Cayman Islands. The Company has all power and authority to own its properties and assets and to carry on its business as it is currently being conducted and proposed to be conducted. The Company, is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), or property of the Company. The Company has all requisite corporate power to (i) enter into this Agreement and the Shareholders’ Agreement to which it is a party and any other documents delivered by the Company to each Investor in connection with the transactions contemplated herein and (ii) to sell the Shares and to carry out and perform its obligations under the terms of this Agreement,) and any other documents delivered by the Company to Investor in connection with the transactions contemplated herein (together, the “Transaction Agreements”).

The Company has all corporate power and authority to enter into and perform its obligations under the Transaction Agreements. The Transaction Agreements have been, or prior to the Closing will be, duly authorized by all necessary action on the part of the Company and will be duly executed and delivered by the Company. The Transaction Agreements when executed and delivered by the Company will be a valid and binding obligation of the Company, enforceable in accordance with its terms except as the enforceability of the Transaction Agreements may be subject to or limited by bankruptcy, insolvency, or other similar laws relating to or affecting the rights of creditors, and rules of law governing specific performance, injunctive relief or other equitable remedies.

The Company agrees and undertakes to each Investor that if any of the Company Warranties is found to be untrue or incorrect, then, subject to the provisions of this Agreement and without restricting the rights of each Investor to claim damages on any other basis available to it, the Company will pay to each Investor an amount equal to the amount by which the value of the Investors’ Shares are less than it would have been if such Warranty had been true and correct, together with all costs and expenses incurred or sustained by each Investor as a result of such breach.

4.2	The Company agrees and undertakes to each Investor that if any of the Company Warranties is found to be untrue or incorrect, then, subject to the provisions of this Agreement and without restricting the rights of each Investor to claim damages on any other basis available to it, the Company will pay to each Investor an amount equal to the amount by which the value of the Investors’ Shares are less than it would have been if such Warranty had been true and correct, together with all costs and expenses incurred or sustained by each Investor as a result of such breach.

4.3	The total value of all claims made by an Investor for breach of the Company Warranties (excluding costs and expenses) shall not exceed the amount of the subscription money paid by such Investor herein.

4.4	All such claims for a breach of the Company Warranties must be notified to the Company within 12 months of the Completion Date and shall thereafter lapse unless the relevant Investor shall have issued legal proceedings against the Company by the second anniversary of the Completion Date.

4.5	In consideration of the Company Warranties, each Investor confirms and undertakes to the other Parties that:
4.5.1	the Investor has entered into this Agreement on a good faith basis and without reliance on any representation, warranty or undertaking, whether oral or written given by the Shareholders and the Company, or its directors, officers, agents or employees save for the Company Warranties;

4.5.2	the Investor accepts that all issued Shares are fully paid up based on subscription monies paid by and/or cash expended and services undertaken by the Shareholders in setting up and operating the Company;

4.5.3	the Investor has had the opportunity to obtain independent legal and other advice in respect of the terms of this Agreement and the subscription herein;

4.5.4	the Investor intends to provide ongoing business assistance to the Company and its subsidiaries insofar as it is reasonably able to do so;

4.5.5	the Investor recognizes that the subscription of Investors’ Shares involves a high degree of risk in that (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Investors’ Shares; (ii) an investor may not be able to liquidate his or her investment; (iii) transferability of the securities comprising the Investors’ Shares is extremely limited; and (iv) an investor is able to sustain the loss of the Investor’s entire investment; and (v) the Company is and will be subject to numerous other risks and uncertainties, including without limitation, significant and material risks;

4.5.6	the Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act and that he or she is able to bear the economic risk of an investment in the Investor’s Shares;

4.5.7	the Investor acknowledges that the Investor has prior investment experience, including without limitation, investment in non-listed and non-registered securities, or the Investors have employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company both to the Investor and to all other prospective investors in the Investor’s Shares and to evaluate the merits and risks of such an investment on behalf of the Investors, and that the Investor recognizes the highly speculative nature of this investment;
4.5.8	the Investor has been furnished or given access by the Company with or to all information regarding the Company and its financial conditions and results of operations which the Investor had requested or desired to know; that all documents which could be reasonably provided have been made available for the Investor’s inspection and review; that the Investor has been afforded the opportunity to ask questions of and receive answers from duly authorized representatives of the Company concerning the terms and conditions of the offering, and any additional information which the Investors had requested. The Investor further represent and acknowledge that the Investor has not seen or received any advertisement or general solicitation with respect to the sale of any of the securities of the Company, including, without limitation, the Investor’s Shares;

4.5.9	the Investor acknowledges that the offering of Investor’s Shares may involve adverse tax consequences, and that the contents of this Agreement do not contain tax advice or information. The Investor acknowledges that the Investor must retain the Investor’s own professional advisors to evaluate the tax and other consequences of an investment in the Investor’s Shares;

4.5.10	the Investor acknowledges that the offering of Investor’s Shares has not been reviewed or approved by the United States Securities and Exchange Commission (“SEC”) because the offering is intended to be a nonpublic offering pursuant to Section 4(2) of the Act or any other exemption from registration under the Act that may be available to the Company. The Investor represents that the Investor’s Shares are being purchased for the Investor’s own account, for investment and not for distribution or resale to others. The Investor agrees that the Investor will not sell or otherwise transfer any of the securities comprising the Investor’s Shares unless they are registered under the Act or unless an exemption from such registration is available and, upon the Company’s request, the Company receives an opinion of counsel reasonably satisfactory to the Company confirming that an exemption from such registration is available for such sale or transfer;

4.5.11	the Investor understands that the Investor’s Shares have not been registered under the Act by reason of one or more exemptions under the provisions of the Act which depend, in part, upon the Investor’s investment intention. The Investor realizes that, in the view of the SEC, a purchase now with the intention to distribute would represent a purchase with an intention inconsistent with the Investor’s representation to the Company, and the SEC might regard such a distribution as a deferred sale to which such exemption is not available;

4.5.12	the Investor consents to the placement of one or more legends on any certificate or other document evidencing the Investor’s Shares stating that they have not been registered under the Act and are subject to the terms of this Agreement, and setting forth or referring to the restrictions on the transferability and sale thereof;

4.5.13	the Investor hereby represents that the address of Investor furnished by the Investor in this Agreement is the Investor’s principal residence if an Investor is an individual or its principal business address if it is a corporation or other entity;

4.5.14	the Investor acknowledge that if an Investor is a Registered Representative of a Financial Industry Regulatory Authority (“FINRA”) member firm, the Investor must give such firm the notice required by the FINRA Conduct Rules, or any applicable successor rules of the FINRA, receipt of which must be acknowledged by such firm on the signature page hereof. The Investor shall also notify the Company if the Investor or any affiliate of Investor is a registered broker-dealer with the SEC, in which case the Investor represent that the Investor are purchasing the Investor’s Shares in the ordinary course of business and, at the time of purchase of the Investor’s Shares, has no agreements or understandings, directly or indirectly, with any person to distribute the Investor’s Shares or any portion thereof;

4.5.15	the Investor agrees that the Investor will purchase securities in the offering only if the Investor’s intent at such time is to make such purchase for investment purposes and not with a view toward short term resale;

4.5.16	if an Investor is a partnership, corporation, trust or other entity, such partnership, corporation, trust or other entity further represents and warrants that: (i) it was not formed for the purpose of investing in the Company; (ii) it is authorized and otherwise duly qualified to purchase and hold the Investor’s Shares; and (iii) that this Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, binding and enforceable obligation of the undersigned;

4.5.17	if an Investor is not a United States person, such Investor hereby represents that he or she has satisfied itself as to the full observance of the laws of his or her jurisdiction in connection with any invitation to subscribe for the Investor’s Shares or any use of this Agreement, including (i) the legal requirements within his or her jurisdiction for the purchase of the Investor’s Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Investor’s Shares. Such Investor’s subscription and payment for, and his or her continued beneficial ownership of the Investor’s Shares, will not violate any applicable securities or other laws of the Investor’s jurisdiction;

4.5.18	the Investor understand and acknowledge that (i) the Investor’s Shares are being offered and sold to the Investor without registration under the Act in a private placement that is exempt from the registration provisions of the Act under Section 4(2) of the Act or under another exemption under the Act that my be available to the Company and (ii) the availability of such exemption depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations, and such investor hereby consents to such reliance.
5.	MISCELLANEOUS
5.1	Mutual Warranties. In addition to all other warranties herein, each of the Parties hereto that is a corporation warrants and undertakes to the other parties that:
5.1.1	it is duly incorporated and validly existing under the laws of its country of incorporation, possessing perpetual corporate existence, with the capacity to sue and be sued in its own name;

5.1.2	no steps have been taken or are being taken to appoint liquidators over or to wind up the party and no steps have been taken or are being taken to appoint receivers of any of that party’s assets;

5.1.3	it has the necessary corporate capacity and power to enter into and perform its obligations under this Agreement and the transactions contemplated thereby;

5.1.4	it has taken all necessary corporate and other actions to authorize the entry into and performance of this Agreement;

5.1.5	the obligations of that party as set out in this Agreement constitute valid and legally binding obligations of that party in accordance with the terms of this Agreement.
5.2	Whole Agreement. The parties hereto agree that this Agreement, the Shareholders’ Agreement, as amended, the Fourth Amendment Agreement and the Amended Articles set out the entire agreement between them relating to the subject matter hereof and shall apply to the exclusion of all previous agreements (whether written and/or oral) between all or any of them in respect of the same.

5.3	Amendment. Other than as specifically set forth herein, this Agreement may not be amended and the rights therein may not be waived unless such amendment or waiver is in writing executed by each of the Parties.

5.4	Execution.
5.4.1	This Agreement may be signed in copies or counterparts (and by the parties hereto on separate copies or counterparts), each of which when so signed and delivered shall be an original but all the counterparts shall nevertheless constitute one and the same instrument;

5.4.2	This Agreement shall become effective for all purposes as soon as all of the Parties have signed their respective counterparts and delivered their signed counterparts to the other Parties; and

5.4.3	The Parties may exchange counterparts by facsimile or pdf version which exchange shall be deemed to bind the Parties to this Agreement, provided however that each party undertakes to the others that, in such circumstances, it shall also forthwith send an original executed copy of this Agreement by way of registered post to the other parties.
5.5	Invalidity.
5.5.1	If any one or more of the provisions of this Agreement are found by any competent authority to be void or unenforceable, such provisions shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

5.5.2	Notwithstanding the terms of Clause 5.5.1, in the event that any provision of this Agreement is found to be void or unenforceable by virtue of its scope or period of time, but may be made enforceable by a limitation thereof or amendment thereto, such provision shall be deemed amended to the minimum extent necessary to render it valid and enforceable, or, if the same shall still be void or unenforceable, the Parties hereto shall upon the occurrence of the same, negotiate in good faith in order to agree to the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable (as the case may be) that is consistent with the original intent of the Parties.
5.6	Assignment. This Agreement shall be binding upon and shall ensure for the benefit of the successors and permitted assigns of the Parties. Notwithstanding the foregoing, the Parties are not permitted to assign their rights and obligations hereunder save as provided for in Shareholders Agreement.

5.7	Execution of Documents. Each of the Parties shall execute all necessary documents and do all other things as shall be reasonably necessary in order to give effect to the matters set out in this Agreement.

5.8	Costs. Each of the Parties shall pay its own legal and other professional costs in respect of the negotiation, preparation and execution of this Agreement.

5.9	Limitation of Relationship and Authority.
5.9.1	Save as is specifically set out in this Agreement nothing herein shall constitute any of the Parties as agent or partner of the other Parties for any purpose whatsoever.

5.9.2	None of the Parties has any authority to do any act, entering into any contract, make any representation, give any warranty, incur any liability or assume any obligation (whether expressed or implied) of any kind on behalf of the other Parties save as is specifically set out herein.
5.10	Waiver. The waiver by any Party of a breach or default of any of the provisions of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or other provisions hereof, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right power or privilege that it has, or may have, hereunder operate as a waiver of any breach or default by any other Party.

5.11	Notices.
5.11.1	Any notice or other communication shall be deemed to have been served or delivered if sent to the address, or facsimile number (as the case may be) set out in Clause 5.11.2 such delivery or service being deemed at the following points in time namely:
(i)	if by facsimile at the time of dispatch to the relevant number; or

(ii)	if by hand, when left at the relevant address; or

(iii)	if by post, two days after being put in the post properly addressed to the relevant address with prepaid postage,

provided that any notice or communication that is not dispatched on a “Business Day” in Hong Kong (being a day other than Saturday, Sunday or a day on which banks in Hong Kong are closed for ordinary business) shall be deemed to have been dispatched on the immediately subsequent Business Day.
5.11.2	For the purposes of notices under this Agreement, the Investors shall be contacted using the contact information provided by them on the signature page to this Agreement. The contact information for the Company is as follows:

Company:-	Redgate Media Group
Address:	Room 2703, 27th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong
Fax Number:	(852) 8106- 8655
6.	GOVERNING LAW AND RESOLUTION OF DISPUTES
6.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

6.2	The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 6.3 shall apply.

6.3	In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection 6.2 above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection 6.3. The arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. The decision of the arbitration tribunal shall be final and binding on all Parties. The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing equitable or injunctive relief in a judicial forum to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision

IN WITNESS whereof the Parties have executed this Agreement the day and year first aforewritten.

COMPANY: REDGATE MEDIA GROUP
By:	: /s/ Peter Bush Brack
	Name:	Peter Bush Brack
	Title:	Chairman & CEO

Address:	Scotia Centre, 4th Floor P.O. Box 2804, George Town Grand Cayman, Cayman Islands British West Indies

INVESTORS: GEIER HOLDINGS LLC.
By:	/s/ Philip H. Geier Jr.
	Name:	Philip H. Geier Jr.
	Title:	Managing Director

Address:		10 Gracie Square New York, NY 10028 USA

INVESTORS: FATBOY CAPITAL, LP
By:	/s/ David Jenkins
	Name:	David Jenkins
	Title:	Managing Member of the General Partner

Address:		9611 North N.S. Highway 1 North, Box 390 Sebastian, Florida 32958 USA

INVESTORS: MALCOLM JOHN JENNINGS
By:	/s/ Malcolm John Jennings
	Name:	Malcolm John Jennings

Address:		109 Westhall Road Warlingham, Surrey CR6 9HG, United Kingdom

INVESTORS: HYPOSWISS PRIVATE BANK GENEVE SA
By:	/s/ Olivier Bunrus;		/s/ Wolfgang Derungs
	Name:	Olivier Bunrus;	Wolfgang Derungs
	Title:	Authorized Signatories

Address:		7 Rue Des Alpes PO Box 1380 Geneva, Switzerland

INVESTORS: ROBERT WRIGHT
By:	/s/ Robert C. Wright
	Name:	Robert C. Wright

Address:		610 5th Avenue, Room 605 New York, NY 10020 USA

INVESTORS: REGINALD KUFELD BRACK, JR.
By:	/s/ Reginald Kufeld Brack Jr.
	Name:	Reginald Kufeld Brack Jr.

Address:		12 Huntzinger Drive Greenwich, Connecticut 06831 USA

INVESTORS: SG PRIVATE BANKING (SUISSE) SA.
By:	/s/ T. Mory		/s/ M. Charbonneau
	Name:	T. Mory	M. Charbonneau

Address:		SG Private Banking (Suisse)S.A. Avenue de Rumine 20 Case postale 220 1001 Lausanne

INVESTORS: JOHN PRIDJIAN
By:	/s/ John Pridjian
	Name:	John Pridjian

Address:		300 Inverness Drive La Canada Flintridge, California 91011 USA

INVESTORS: AVATAM, LLC
By:	/s/ Louis R. Makilow
	Name:	Louis R. Makilow
	Title:	Manager

Address:		c/o Louis Makilow 358 Broadway, Suite 305 Saratoga Springs, NY 12866 USA

INVESTORS: NATHALIE ELIESCAUD
By:	/s/ Nathalie Eliescaud
	Name:	Nathalie Eliescaud

Address:		Flat 5, 86 Redcliffe Gardens SW10 9HH London, United Kingdom

INVESTORS: FAHAD AL-MUTAWA
By:	/s/ Fahad Al-Mutawa
	Name:	Fahad Al-Mutawa

Address:		P.O. Box 57a SAFAT 13006 Kuwait

SCHEDULE 1
AMENDMENT TO MEMORANDUM & ARTICLES OF ASSOCIATION
OF
REDGATE MEDIA GROUP

AMENDMENT TO MEMORANDUM & ARTICLES OF ASSOCIATION
OF
REDGATE MEDIA GROUP
CLASSES, NUMBER AND PAR VALUE OF SHARES
6.1	The authorised capital of the Company is divided 9,546,027 Shares of US$0.10 which shall further be divided into the following classes each of which shall carry the respective rights and restrictions as are hereinafter provided but in all other respects shall be identical and shall rank pari passu with each other:
6.1.1	9,205,490 Common Shares of US$0.10 par value;

6.1.2	36,627 Class A Preference Shares of US$0.10 par value;

6.1.3	50,000 Class B Preference Shares of US$0.10 par value;

6.1.4	74,510 Class C Preference Shares of US$0.10 par value;

6.1.5	27,938 Class D Preference Shares of US$0.10 par value;

6.1.6	41,082 Class E Preference Shares of US$0.10 par value;

6.1.7	38,041 Class F Preference Shares of US$0.10 par value; and

6.1.8	72,339 Class G Preference Shares of US$0.10 par value;
(the Class A Preference Shares, the Class B Preference Shares, the Class C Preference Shares, the Class D Preference Shares, Class E Preference Shares, Class F Preference Shares and Class G Preference Shares, collectively, the “Preference Shares”)
(the Common Shares and the Preference Shares, collectively, “Shares”)
The rights, preferences, privileges, and restrictions granted to and imposed on the Preference Shares are as set forth below in Clauses 6.2 through 6.6. Subject to any conditions contained in the Memorandum or Articles, the Company can resolve to create further classes of Preference Shares. All such classes of Preference Shares shall carry identical rights and restrictions other than as provided herein.
6.2	Liquidation Preference.
6.2.1	In the event of any liquidation (including but not limited to the acceleration of a material debt), dissolution or winding up, of the Company, either voluntary or involuntary (“Liquidation”), the holders of then existing different classes of Preference Shares will be paid the Original Preference Share Issue Price (subject to adjustment of such fixed dollar amount for any Share splits, Share dividends, combinations, recapitalisation or the like) for that class of Preference Share (along with accrued and unpaid dividends thereon) held prior to and in preference to any distribution of any assets of the Company to the holders of Common Shares as follows:

Original Preference
Order of Payment	Class of Preference Share	Share Issue Price

First	Class G Preference Shares and Class F Preference Shares on a pro rata, pari passu basis (see below)	US$196.30 & US$262.88

Second	Class E Preference Shares	US$365.13

Third	Class D Preference Shares	US$280.36 & US$262.88

Fourth	Class C Preference Shares	US$108.31

Fifth	Class B Preference Shares	US$40.00

Sixth	Class A Preference Shares	US$20.00
So long as any amounts remain unpaid by the Company to the holders of the Class F Preference Shares issued as collateral pursuant to that certain promissory note dated May 15, 2009 (the “Class F Note”) (“Class F Noteholder”) and holders of the Class G Preference Shares issued as collateral pursuant to that certain promissory note dated November 23, 2009 (the “Class G Note”) (“Class G Noteholder”), the Class F Preference Shares held by the holder of the Class F Note and the Class G Preference Shares held by the holder of the Class G Note will be paid, pari passu, in priority to the other outstanding Class G Preference Shares, the Class E Preference Shares, the Class D Preference Shares, the Class C Preference Shares, the Class B Preference Shares and the Class A Preference Shares. If, upon the occurrence of a liquidation, the assets and funds distributed among the Class F Noteholder and Class G Noteholder are insufficient to permit the payment to such holders on a pro rata pari passu basis of such amounts specified in the foregoing sentence per Class F Preference Share and Class G Preference Share held, respectively, then the remaining assets and funds of the Company shall be distributed ratably among the Class F Noteholder and Class G Noteholder in proportion to the amount of such Class F Preference Shares and Class G Preference Shares, owned by each such holder.

In the event, all amounts issued under the Class F Note and Class G Note have been repaid, the Class G Preference Shares and Class F Preference Shares will be paid in priority to the Class E Preference Shares, the Class D Preference Shares, the Class C Preference Shares, the Class B Preference Shares and the Class A Preference Shares, in the following amount = US$196.30 per Class G Preference Shares and US$262.88 per Class F Preference Share. If, upon the occurrence of a liquidation, the assets and funds distributed among the holders of the Class G Preference Shares and Class F Preference Shares are insufficient to permit the payment to such holders on a pro rata pari passu basis of such amounts specified in the foregoing sentence per Class G Preference Share and Class F Preference Share held, then the remaining assets and funds of the Company shall be distributed ratably among the holders of the Class G Preference Shares and Class F Preference Shares in proportion to the amount of such Class G Preference Shares and Class F Preference Shares, respectively owned by each such holder.
The Class E Preference Shares will be paid in priority to the Class D Preference Shares, the Class C Preference Shares, the Class B Preference Shares and the Class A Preference Shares, in the following amount = US$365.13 per Class E Preference Share. If, upon the occurrence of a liquidation, the assets and funds distributed among the holders of the Class E Preference Shares are insufficient to permit the payment to such holders of such amounts specified in the foregoing sentence per Class E Preference Share held, then the remaining assets and funds of the Company shall be distributed ratably among the holders of the Class E Preference Shares in proportion to the amount of such Class E Preference Shares owned by each such holder.
Upon payment of the amounts specified in the foregoing paragraph per Class E Preference Shares, the Class D Preference Shares will be paid in priority to the Class C Preference Shares, the Class B Preference Shares and the Class A Preference Shares, in the Original Class D Preference Share Issue Price per Class D Preference Share. If, upon the occurrence of a liquidation, the assets and funds distributed among the holders of the Class D Preference Shares are insufficient to permit the payment to such holders of such amounts specified in the foregoing sentence per Class D Preference Share held, then the remaining assets and funds of the Company shall be distributed ratably among the holders of the Class D Preference Shares in proportion to the amount of such Class D Preference Shares owned by each such holder.
Upon payment of the amounts specified in the foregoing paragraph for the Class D Preference Share, the Class C Preference Shares will be paid, in priority to the Class B Preference Shares and the Class A Preference Shares, US$86.50 per Class C Preference Share. If upon the occurrence of a Liquidation, the assets and funds distributed among the holders of the Class C Preference Shares are insufficient to permit the payment to such holders US$86.50 per Class C Preference Share held, then the remaining assets and funds of the Company shall be distributed ratably among the holders of the Class C Preference Shares in proportion to the amounts of such Class C Preference Shares owned by each such holder.

Upon the payment of US$86.50 per Class C Preference Share, the Class C Preference Share and the Class B Preference Shares will be paid in priority to the Class A Preference Shares. If, after the payment of the US$86.50 per Class C Preference Share, the assets and funds distributed among the holders of Class C Preference Shares and Class B Preference Shares shall be sufficient to permit the payment to such holders of the full Original Preference Share Issue Price, then the Class C Preference Share holders shall be paid US$21.81 per Class C preference Share and the Class B Preference Share holders shall be paid US$40 per share. If, after the payment of the US$86.50 per Class C Preference Share, the assets and funds distributed among the holders of Class C Preference Shares and Class B Preference Shares shall be insufficient to permit the payment to such holders of the full Original Preference Share Issue Price or the balance thereof, then the remaining assets and funds of the Company shall be distributed ratably among the holders of the Class C and Class B Preference Shares in proportion to the amounts of such Class C and Class B Preference Shares owned by each such holder.
Upon the full satisfaction of Original Preference Share price of the Class C Preference Shares and the Class B Preference Shares, the Class A Preference Shares shall be paid their Original Preference Share Issue Price. If there shall be insufficient assets and funds to be distributed among the Class A Preference members of their full Original Preference Share Issue Price, then the remaining assets and funds of the Company shall be distributed ratably among the holders of the Class A Preference Shares in proportion to the amounts of such Class A Preference Shares owned by each such holder.
6.2.2	Upon the completion of the distribution required by Clause 6.2.1, the remaining assets and funds of the Company available for distribution to members shall be distributed among all holders of Preference Shares and Common Shares pro rata based on the number of Common Shares held by each of them (assuming full conversion of all such Preference Shares).
6.2.3	(i)	For the purposes of this Clause 6.2, “Liquidation”, shall also be deemed to be occasioned by, or to include (unless the holders of at least a majority of the each class of the Preference Shares then outstanding (including any Common Shares into which they have been converted) shall determine otherwise) a sale of all or substantially all of the assets of the Company or the sale of majority interest in the voting securities of the Company, such that a third party entity now controls the Company.
(ii)	In the circumstances of Liquidation described in Clause 6.2.3 (i), if the consideration receivable by the Company is other than cash, its value will be deemed its fair market value as determined by the Board. Any securities shall be valued as follows:
(a)	Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

(A)	If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C)	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of least a majority of the voting power of the then outstanding Shares of Preference Shares.
(b)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a member’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the fair market value determined as above in (a) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors (the “Board”) and the holders of at least a majority of the voting power of the then outstanding Shares of such Preference Shares.
(iii)	In the event a valuation for the consideration receivable on Liquidation has not been established in accordance with the requirements of this Clause 6.2.3(ii), the Company shall either:
(a)	cause such sale to be postponed until such time as the requirements of this Clause 6.2.3(ii) have been complied with; or

(b)	cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preference Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Clause 6.2.3(iv) hereof.
(iv)	The Company shall give each holder of Preference Shares written notice of any proposed sale of all or substantially all of the assets of the Company for a consideration other than cash not later than twenty (20) days prior to the members’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final Board approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Clause 6.2.3, and the Company shall thereafter give such holders prompt notice of any material changes to the terms of the proposed transaction. The transaction shall in no event become binding upon the Company sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Preference Shares that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of the then outstanding Shares of such Preference Shares.
6.3	Conversion. The holders of Shares shall have conversion rights as follows (the “Conversion Rights”):
6.3.1	Right to Convert. Each Preference Shares shall be convertible at the option of the holder into such number of fully paid Common Shares as is determined by dividing the Original Preference Share Issue Price for that particular class of Preference Share by the Conversion Price for such class of Preference Share, determined as hereafter provided, in effect on the date of the receipt by the Company of written notice of conversion pursuant to Clause 6.3.3. The initial Conversion Price per Share for Shares of a particular class of Preference Shares shall be the Original Preference Share Issue Price of that Class of Preference Share; provided, however, that the Conversion Price for the Preference Shares shall be subject to adjustment as set forth in Clause 6.3.4.

6.3.2	Automatic Conversion.

Unless earlier converted, each Preference Share shall automatically be converted into one or more Common Shares at the Conversion Price at the time in effect for such Preference Shares immediately upon the earlier of (i) the closing of an underwritten initial public offering of the Common Shares or securities representing its Common Shares where the aggregate net proceeds of the offering equal or exceed US$40 million (“Qualifying IPO”) or (ii) with regards to each Class of Preference Shares, the written election to convert all the outstanding Class of Preference Shares of at least two-thirds of such Class of Preference Share outstanding at that time.

6.3.3	Mechanics of Conversion. In order to effect a conversion of Shares described herein (other than a conversion under Clause 6.3.2), the holder of the Shares to be converted shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the number of Shares to be converted and the name or names in which the certificate or certificates for Shares of Common Shares or Preference Shares, as the case may be, are to be issued. Any holder converting Shares shall surrender the certificate or certificates representing the Shares to be converted at the principal corporate office of the Company. Failure to surrender such certificate(s) shall not affect the conversion of any holder’s Shares, provided, that any holder failing to surrender its certificate(s) shall deliver to the Company a duly executed Declaration of Lost Share Certificate in a form reasonably acceptable to the Company, which holder shall indemnify and hold harmless the Company from any cost or expense incurred by any person as a result of the lost certificate(s). The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Shares or Preference Shares, as the case may be, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the notice of conversion is received by the Company (provided that notices of conversion received after the close of business shall be deemed to have been made immediately prior to the close of business on the business day following the date such notice is received), and the Person or Persons entitled to receive the Common Shares or Preference Shares, as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares as of such date. If the conversion is in connection with a Qualifying IPO or other underwritten offering of securities listing on a recognised Stock Exchange, the conversion may, at the option of any holder tendering Shares for conversion (such option to be exercised by written notice delivered to the Company), be conditional upon the closing with the underwriters of the sale of Shares pursuant to such offering, in which event the holder of such Preference Shares shall not be deemed to have converted such Preference Shares until immediately prior to the closing of such sale of securities.
6.3.4	Conversion Price Adjustments of Preference Shares for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preference Shares shall be subject to adjustment from time to time as follows:
[(i)	Intentionally Left Blank];

(ii)	If after the date upon which any Class G Preference Shares were first issued (the “Class G Purchase Date”), the Company issues any common shares or any Options or Convertible Securities (as defined below) (collectively “Additional Stock”) are issued by the Company or the Company enters into any agreements for the purchase or acquisition from the Company of any Additional Stock in a round of financing, for a consideration per share less than the Conversion Price for the Class F Preference Shares or Class G Preference Shares (as the case may be) in effect immediately prior to the issuance of such Additional Stock, the Class F Conversion Price and/or the Class G Conversion Price (as the case may be) in effect immediately prior to each such issuance shall be reduced to a price equal to the Effective Price of such Additional Stock.

(iii)	For the purposes of Clause 6.3.4(ii):

“Aggregate Consideration” received or receivable by the Company for any issue or sale of Additional Stock shall
(a)	to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale or deemed issue or sale and without deduction of any expenses and duties payable by the Company;

(b)	to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board; and

(c)	if Additional Stock is issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Stock.
“Convertible Securities” shall mean Class F Preference Shares and Class G Preference Shares;

“Effective Price” means the quotient determined by dividing the total number of Additional Stock issued or sold, or deemed to be issued or sold, by the Company into the Aggregate Consideration received or receivable by the Company for the issue or sale of such Additional Stock;

“Options” shall mean warrants, options or other rights to purchase or acquire Common Shares or Convertible Securities.

(iv)	In the event the Company at any time or from time to time shall issue any Options or Convertible Securities, then the maximum number of shares of Common Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and/or exercise of such Options, shall be deemed to be the amount of Additional Stock issued as of the time of such issuance of Options or Convertible Securities, provided that:
(a)	Additional Stock shall not be deemed to have been issued unless the consideration per share of such Additional Stock would be less than the Conversion Price in effect for the relevant Class of Preference Shares on the date of and immediately prior to such issue; and

(b)	in any case in which Additional Stock is deemed to be issued
(1)	so long as adjustment has already been made at the time of the deemed issue of the Additional Stock, no further adjustment in Class F Conversion Price or Class G

Conversion Price, as applicable, shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;
(2)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or issuable, upon the exercise, conversion or exchange thereof, Class F Conversion Price or Class G Conversion Price, as applicable, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities which are then outstanding but so that no readjustment shall be required to be made in case of Preference Shares which have been converted to Common Shares or in respect of which a conversion notice has been given; and

(3)	no readjustment pursuant to Subsection (ii) above or otherwise shall have the effect of increasing Class F Conversion Price or Class G Conversion Price, as applicable, to an amount that exceeds the lower of:
(aa)	the Class F Conversion Price or Class G Conversion Price, as applicable, on the original adjustment date (immediately prior to the adjustment); or

(bb)	the Class F Conversion Price or Class G Conversion Price, as applicable, that would have resulted from any issue of Additional Stock between the original adjustment date and such readjustment date.
(4)	the consideration per share received by the Company for Additional Stock deemed to have been issued, relating to Options and Convertible Securities, shall be determined by dividing:
(aa)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(bb)	the maximum number of Common Shares (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(v)	No adjustment of the Conversion Price for the Preference Shares shall be made pursuant to the foregoing provisions of Clause 6.3.4 in an amount less than one cent per Share (US$0.01), provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(vii)	Except to the limited extent provided for in subsection (x) below and Clause 6.3.4(iv)(b)(3), no adjustment of such Conversion Price pursuant to this Clause 6.3.4 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(viii)	No adjustment shall be made to the Conversion Price of Preference Shares if (a) the Company issues or reserves for issue Common Shares (or options therefor) granted or issued to employees of the Company or its subsidiaries pursuant to the Company’s Share Option Scheme from time to time; and/or (b) the Company issues any Preference Shares pursuant to that certain Class F Share Purchase Agreement by and between the Company and Uni-Asia Limited, dated May 15, 2009; provided, however, if the Company does issue Preference Shares and is unable by law to repurchase such Preference Shares by no later than May 15, 2012 in accordance with the terms of that certain Class F Share Purchase Agreement, this exclusion shall no longer apply.

(ix)	In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a distribution payable in additional Common Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares (hereinafter referred to as “Common Shares Equivalents”) without payment of any consideration by such holder for the additional Common Shares or the Common Shares Equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preference Shares shall be appropriately decreased so that the number of Common Shares issuable on conversion of each Share of such series shall be increased in proportion to such increase of the aggregate of Common Shares outstanding and those issuable with respect to such Common Shares Equivalents.
(x)	If the number of Common Shares outstanding at any time is decreased by a combination of the outstanding Common Shares, then, following the record date of such combination, the Conversion Price for the Preference Shares shall be appropriately increased so that the number of Common Shares issuable on conversion of each Share of such series shall be decreased in proportion to such decrease in outstanding Shares.

(xi)	Notwithstanding the foregoing, the Conversion Price may not be reduced so that, on conversion, the Common Shares deliverable upon such conversion would fall to be issued at a discount to their par value.
6.3.5	Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Clause 6.3 or Clause 6.2) provision shall be made so that the holders of the Preference Shares shall thereafter be entitled to receive upon conversion of the Preference Shares the number of Shares or other securities or property of the Company or otherwise, to which a holder of Common Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Clause 6.3 with respect to the rights of the holders of the Preference Shares after the recapitalization to the end that the provisions of this Clause 6.3 (including adjustment of the Conversion Price then in effect and the number of Shares purchasable upon conversion of the Preference Shares) shall be applicable after that event as nearly equivalent as may be practicable.

6.3.6	No Impairment. The Company will not, by amendment of its Memorandum of Association or Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Clause 6.3.6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preference Shares against impairment.

6.3.7	No Fractional Shares. No fractions of a Common Share shall be issued upon any Share or Shares of the Preference Shares, Options or Convertible Securities, and the number of Common Shares to be issued shall be rounded to the nearest whole Share. Whether or not fractional Shares are issuable upon such conversion shall be determined on the basis of the total number of Preference Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

6.3.8	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preference Shares pursuant to Clause 6.3.4 or Clause 6.3.5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preference Shares at the time in effect, and (C) the number of Common Shares and the amount, if any, of other property that at the time would be received upon the conversion of a Share of Preference Shares.

6.3.9	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any Shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preference Shares, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

6.3.10	Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preference Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preference Shares, in addition to such other remedies as shall be available to the holder of such Preference Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of Shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite approval of members of any necessary amendment to this Memorandum of Association.

6.3.11	Notices. Any notice required by the provisions of this Clause 6 to be given to the holders of Preference Shares shall be deemed given if postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.
6.4	General Voting Rights.

The holder of each Preference Share shall have the right to one vote for each Common Shares into which such Preference Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any members’ meeting in accordance with the Articles of Association of the Company, and shall be entitled to vote, together with holders of Common Shares, with respect to any question upon which holders of Common Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all Shares into which Shares of Preference Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.5	Protective Provisions.

So long as any Preference Shares are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Preference Shares:
6.5.1	alter or change the rights, preferences or privileges of any class of Preference Shares so as to affect adversely such class of Preference Shares;

6.5.2	increase or decrease (other than by conversion) the total number of authorized Preference Shares;

6.5.3	authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over the Preference Shares with respect to dividends, liquidation, redemption or voting; or

6.5.4	redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Preference Shares or Common Shares other than as provided in Clause 6.2 ; provided, however, that this restriction shall not apply to the repurchase of Common Shares from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such Shares at cost upon the occurrence of certain events, such as the termination of employment;

6.5.5	increase the authorized number of directors for the corporation to a number that is greater than seven (7); or

6.5.6	take any action which would or is likely to result in any of the following in respect of the Company or any of its subsidiaries (together “Group”):-
(i)	the aggregate liabilities of the Group from time to time (whether actual or contingent) exceeding US$20 million;

(ii)	a material change in the business of any member of the Group;

(iii)	an initial public offering of any shares in any member of the Group other than a Qualifying IPO; or

(iv)	any intellectual property or assets of the Company with a value in excess of US$20 million being transferred to any member of the Group whose primary place of business is otherwise than in Hong Kong or the People’s Republic of China.
6.6	Status of Converted and Acquired Shares. No Preference Share acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued.
DIVIDENDS
107A Notwithstanding anything contained herein, no dividends shall be declared paid on the Preference Shares, unless and until a dividend in like amount is declared or paid on each outstanding Common Share. In addition, the holders of Preference Shares shall be entitled to receive on a pari passu basis, when and if declared by the Board, but only out of funds legally available therefore, cash dividends at the rate of one and a half times the amount paid on each outstanding Common Share.

SCHEDULE 2

GROUP CHART

SCHEDULE 3
SHAREHOLDERS AGREEMENT AND AMENDMENTS
[See Exhibits 4.3.1 through 4.3.5]

SCHEDULE 4
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SCHEDULE 5
The Investors’ Shares shall be divided as follows:

Number of Class G Preference Shares	Investor
1,273.56	Nathalie Eliescaud
2,037.70	Geier Holdings LLC
1,273.56	Robert C. Wright
1,500.00	Fatboy Capital, LP
1,273.56	Hyposwiss Private Bank Genève SA
425.37	Malcolm John Jennings
1,273.56	John Pridjian
5,093.24	SG Private Banking (Suisse) SA
509.42	Avatam, LLC.
509.42	Fahad Al-Mutawa
509.42	Reginald Kufeld Brack, Jr.